Exhibit 99.1

Notice of Grant of Stock Options	Ultralife Corporation
and Option Agreement	ID: 16-1387013
2000 Technology Parkway
Newark, NY 14513-2175
Amended and Replaces Notice and
Agreement Dated March 11, 2008

Philip Fain	Option Number:	00001773
	Plan:	NP05

Effective 3/7/2008, you have been granted a(n) Non-Qualified Stock Option to buy 50,000 shares of Ultralife Corporation (the Company) stock at $12.7385 per share. This option has been granted to you outside of the Company’s Amended and Restated Long-Term Incentive Plan (LTIP).
The total option price of the shares granted is $636,925.00.
Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
16,667	On Vest Date	3/7/2009	3/7/2015
16,666	On Vest Date	3/7/2010	3/7/2015
16,667	On Vest Date	3/7/2011	3/7/2015
By your signature and the Company’s signature below, you and the Company agree that this option is granted outside of the Company’s LTIP, but that this option is incorporated by reference and governed by the terms and conditions of the Company’s LTIP as amended and the Option Agreement, all of which are attached and made a part of this document.

Ultralife Corporation	Date

Philip Fain	Date